Exhibit 10.2
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Dated February 12, 2009
(1) TAL group
(2) ZHANG Bangxin ()
(3) CAO Yundong ()
(4) LIU Yachao ()
(5) BAI Yunfeng ()
(6) KTB/UCI China Ventures II Limited
(7) TAL Group Limited
(8) TAL Education Technology (Beijing) Co., Ltd.
()
(9) Beijing Xueersi Education Technology Co., Ltd.
()
(10) Beijing Xueersi Network Technology Co., Ltd.
()
SHARE PURCHASE AGREEMENT
For the Issuance of Series A Preferred Shares in
TAL group
(a company incorporated in Cayman Islands)

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CONTENT

RECITALS:	2
1. AGREEMENT TO PURCHASE AND SELL SHARES	3
2. CLOSING; DELIVERY	4
3. REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE FOUNDERS	5
4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	12
5. COVENANTS OF THE GROUP COMPANIES, THE FOUNDERS AND THE INVESTORS	13
6. CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING	15
7. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING	17
8. MISCELLANEOUS	17

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SERIES A PREFERRED SHARE PURCHASE AGREEMENT
     THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 12,2009 by and among TAL group, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”); TAL Group Limited, a limited liability company organized under the laws of Hong Kong Special Administrative Region of the People’’s Republic of China (the “PRC”) and wholly owned by the Company (the “HK Holdco”); TAL Education Technology (Beijing) Co., Ltd. (), a wholly foreign-owned enterprise established under the laws of the PRC (the “WFOE”); Beijing Xueersi Education Technology Co., Ltd. (), a limited liability company established under the laws of PRC (“XueErSi Education” or “Domestic Holdco”), Beijing Xueersi Network Technology Co., Ltd. (), a limited liability company established under the laws of PRC (“XueErSi Network”); the persons listed on Exhibit A hereto (collectively, the “Founders” and each, a “Founder”); and the persons listed on Exhibit B hereto (collectively, the “Investors” and each, an “Investor”).
Each of the Company, the Founders, HK Holdco, the Investors, the Domestic Holdco, XueErSi Network and the WFOE shall be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS:
     A. The Company was incorporated under the laws of the Cayman Islands on January 2, 2008 with its registered office at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, KY1-1112, Cayman Islands;
     B. The HK Holdco is organized on March 11, 2008 and is engaged in the business of holding, management and disposition of equity interest in the WFOE. Its registered office is in Hong Kong, and the Company owns 100% of the equity interest in the HK Holdco;
     C. The WFOE is a wholly foreign-owned enterprise established on May 8, 2008, under the laws of the PRC with its registered address at 2nd Floor, Suzhou Street, No.1, Haidian District, (), Beijing, China, and the HK Holdco owns 100% of the equity interest in the WFOE;
     D. The Founders directly and indirectly holds 100% equity interest in the following entities:
     (i) Beijing Xueersi Education Technology Co., Ltd. (), is a limited liability company established on December 31, 2005 under the laws of the PRC with its registered address at Suite A413, Zhongding Mansion, Jia No. 18 W. 3rd Ring Rd. N, Haidian District, Beijing, China;
     (ii) Beijing Xueersi Network Technology Co., Ltd. (), and previously known as and ), a limited liability company established on August 23, 2007 under the laws of the PRC with its registered address at Suite A509, Zhongding Mansion, Jia No. 18 W. 3rd Ring Rd. N, Haidian District, Beijing, China;
     (iii) Beijing Haidian District Xueersi Training School (), a private non-enterprise entity (legal person) established on July 3, 2006 under the laws of the PRC with its registered address at No. 2 Cui Wei Road, Haidian District, Beijing, China (the “Haidian School”)];
     (iv) Beijing Dongcheng District Xueersi Training School (), a private non-enterprise entity (legal person) established on January 5, 2007 under the laws of the PRC with its registered address at Suite 102, Wanxin Business Mansion, No. 94 Dong Si Shi Tiao, Dongcheng District, Beijing, China (the “Dongcheng School”);

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     (v) Beijing Xicheng District Xueersi Training School (), a private non-enterprise entity (legal person) established under the laws of the PRC with its registered address at Rm. 500, Tower A, Business Building, Nanlishi Road Yi, No.3-2, Xicheng District, Beijing, China, (the “Xicheng School”);
     (vi) Qianjiang Hafu English Training Centre (), a private non-enterprise entity (legal person) established on under the laws of the PRC with its registered address at the Workers’ Culture Club, Jianshe Road, No.71, Qianjiang Town,, China (the “Wuhan Qianjiang School”);
     (vii) Wuhan Xiaoxinxing English Training School (), a private non-enterprise entity (legal person) established under the laws of the PRC with its registered address at Xinhuaxiao Road, No. 106, Hankou District, Wuhan, China (the “Wuhan Jianghan School”);
     (viii) Jianli Hafu English Training School (), a private non-enterprise entity (legal person) established under the laws of the PRC with its registered address at the Workers’ Culture Club, Yanchen Road, Jianli County, China (the “Jianli School”);
     (ix) Shanghai Lehai Technology and Information Co., Ltd. (), a limited liability company established on November, 11, 2008 under the laws of the PRC with its registered address at Xingfa Road, No.65, Fengjing town, Jinshan District, Shanghai, China (the “Shanghai Company”);
     (x) Shanghai Changning District Xueersi-Jialejia Advanced Study School (), a private non-enterprise entity (legal person) established on October 10, 2008 under the laws of the PRC with its registered address at 4th Floor, Tianshan Road, No.1825, Changning District, Shanghai, China (the “Shanghai Changning School”);
     (xi) Shanghai Minhang District Jialejia Advanced Study School (), a private non-enterprise entity (legal person) established on June 28, 2006 under the laws of the PRC with its registered address at 2nd Floor, Qixin Road, No.2893, Minhang District, Shanghai, China “Shanghai Minhang School”);
     (xii) Beijing Zhikang Culture Distribution Co., Ltd.(), a limited liability company established on June 30, 2008 under the laws of the PRC with its registered address at Rm.1012, Fuxing Road Jia, No. 23, Haidian District, Beijing, China (the “Zhikang”, and together with the entities listed under (i) to (xii) above, the “Domestic Subsidiaries” and each a “Domestic Subsidiary”, collectively with the Company, HK Holdco, WFOE, Domestic Holdco and XueErSi Network and their subsidiaries, the “Group Companies” and each, a “Group Company”.
     E. The Domestic Entities are engaged in the business of primary, junior high and senior high school training, and one-to-one tutoring. The business in which each Domestic Entities is engaged is hereinafter referred to as its respective “Principal Business”.
     WHEREAS, the Investors desire to purchase from the Company the Preferred Shares (as defined in Section 1.2) and the Company desires to sell the Preferred Shares to the Purchasers pursuant to the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. AGREEMENT TO PURCHASE AND SELL SHARES

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     1.1. Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 5,000,000 series A preferred shares (the “Series A Preferred Shares”) having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit C (the “Restated Articles”).
     1.2. Agreement to Purchase and Sell. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Investors, and the Investors hereby agree, severally and not jointly, to purchase from the Company, the number of Series A Shares set forth opposite the name of such Investors on Exhibit B, at a price of US$1.00 per share, amounting to an aggregate purchase price of US$5,000,000 (the “Purchase Price”). The Series A Preferred Shares to be purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares”, and the common shares of the Company issuable upon conversion of the Purchased Shares will be collectively hereinafter referred to as the “Conversion Shares.” At the Closing, the amount of capital set forth opposite such Investor’s name under the caption “Number of Series A Preferred Shares as of the Closing” on Exhibit B amounting to an aggregate of US$5,000,000 shall be paid by the Investors by wire transfer to an account opened by the Company with a bank approved by the Investors (the “Company Account”), provided that transfer instructions are delivered to the Investors at least fifteen (15) business days prior to the Closing.
     1.3 Post-Investment Capitalization Structure. Immediately after the Closing (as defined below), the post-investment capitalization structure of the Company shall be as follows:

	Common Shares/
Shareholders	Preferred Shares	Share Percentage
Zhang Bangxin ()	67,800,000 Common Shares	54.24%
Cao Yundong ()	31,200,000 Common Shares	24.96%
Liu Yachao ()	12,000,000 Common Shares	9.6%
Bai Yunfeng ()	9,000,000 Common Shares	7.2%
Investors	5,000,000 Series A Shares	4.0%
Total	125,000,000 shares	100%
2. CLOSING; DELIVERY
     2.1. The Closing. Subject to the terms and conditions set forth in Section 6, the purchase and sale of the Purchased Shares hereunder shall take place remotely via the exchange of documents and signatures, on February 15, 2009, - or at such other time and place as the Company the Investors may mutually agree upon(which time and place are designated sequentially as the “Closing”), which date shall be no later than fifteen (15) Business Days after the satisfaction or waiver of each condition to the Closings as set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closings, but subject to the satisfaction or waiver of such conditions).
     2.2. Delivery. At the Closing, the Investors shall deposit the Purchase Price by wire transfer of immediately available U.S. dollar funds into the Company Account. Upon (i) receipt of payment of the Purchase Price by the Company and (ii) receipt of the duly signed and dated instruments of transfer and subscription letters relating to the Series A Preferred Shares being purchased by such Investor, the Company shall cause its share register to be updated to reflect the Series A Preferred Shares being purchased by such Investor, deliver to the Investors one or more certificates representing the Purchased Shares and a copy of the Company’s register of members certified by an authorized officer of the Company, reflecting the number of shares held by each shareholder of the Company hereunder at such Closing.

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3. REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE FOUNDERS
     The Company, the HK Holdco, WFOE, Domestic Holdco, XueErSi Network and each Founder, jointly and severally, hereby represent and warrant to the Investors, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit E (which Disclosure Schedule shall be deemed to be representations and warranties to the Investors), as of the date hereof and the Closing Date hereunder, as follows. In this Agreement, any reference to “Material Adverse Effect” means the material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of the Group Companies as a whole.
     3.l. Organization, Standing and Qualification. Except as set forth in Section 3.1 of the Disclosure Schedule, each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.
     3.2. Capitalization.
     (1) Company. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:
          (a) Common Shares. A total of 50,000,000 authorized common shares, par value US$0.001 per share, of the Company (the “Common Shares”), 1,000 of which are issued and outstanding.
          (b) Preferred Shares. A total of 5,000,000 authorized preferred shares, which are designated as Series A Preferred Shares, none of which are issued and outstanding.
          (c) Except for (i) the conversion privileges of the Purchased Shares to be issued under this Agreement, and (ii) the rights provided in the Shareholders Agreement to be entered into at the Closing and attached hereto as Exhibit F (the “Shareholders Agreement”), there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section 3.2(1) and the Shareholders Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).
          (d) Outstanding Security Holders. A complete and current list of all outstanding ultimate and/or beneficial shareholders, option holders and other security holders of the Company as of the date hereof is set forth in Section 3.2(1)(d) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.
     (2) HK Holdco. The HK Holdco is the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of the WFOE.
     (3) Domestic Entities.
          (a) WFOE. Immediately prior to the Closing, the registered capital of the WFOE is US$4,900,000.

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          (b) Domestic Subsidiaries. Immediately prior to the Closing,
               (i) the registered capital of the XueErSi Education is RMB500,000 and each of Zhang Bangxin (), Cao Yundong (), Liu Yachao () and Bai Yunfeng () owns, respectively, 56.5%, 26%, 10% and 7.5% of the equity interests of the XueErSi Education;
               (ii) the registered capital of the Haidian School is RMB500,000 and XueErSi Network owns 100% of the interests of the Haidian School;
               (iii) the registered capital of the XueErSi Network is RMB3,000,000 and each of Zhang Bangxin (), Cao Yundong (), Liu Yachao () and Bai Yunfeng () owns, respectively, 56.5%, 26%, 11.25% and 6.25% of the equity interests of the XueErSi Network;
               (iv) the registered capital of the Dongcheng School is RMB500,000 and XueErSi Education owns 100% of the interests of the Dongcheng School;
               (v) the registered capital of the Xicheng School is RMB500,000 and XueErSi Network owns 100% of the interests of the Xicheng School;
               (vi) the registered capital of the Wuhan Qianjiang School is RMB150,000 and XueErSi Network owns 100% of the interests of the Wuhan Qianjiang School;
               (vii)the registered capital of the Wuhan Jianghan School is RMB200,000 and XueErSi Network owns 100% of the interests of the Wuhan Jianghan School;
               (viii)the registered capital of the Jianli School is RMB50,000 and XueErSi Network owns 100% of the interests of the Jianli School;
               (ix) the registered capital of the Shanghai Company is RMB 500,000 and XueErSi Network owns 100% of the interests of the Shanghai Company;
               (x) the registered capital of the Shanghai Changning School is RMB100,000 and Shanghai Company owns 100% of the interests of the Shanghai Changning School;
               (xi) the registered capital of the Shanghai Minhang School is RMB100,000 and Shanghai Company owns 100% of the interests of the Shanghai Minhang School; and
               (xii) the registered capital of Zhikang is RMB500,000 and XueErSi Network owns 100% of the interests of Zhikang.
          (c) Domestic Entities. A complete and current list of all outstanding ultimate and/or beneficial shareholders, option holders and other security holders of the Domestic Entities as of the date hereof is set forth in Section 3.2(3)(c) of the Disclosure Schedule, indicating the amount of the registered capital that each such shareholder has contributed to each PRC Company, options or other securities held by each such shareholder, option holder or other security holder.
     3.3. Subsidiaries; Group Structure. Except for the HK Holdco and the WFOE, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Save for the contractual control over the businesses of the Domestic Entities after completion of the Restructuring (as defined below) attached hereto as Exhibit D, the WFOE does not have any subsidiaries, does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity and does not maintain any offices or branches.
     3.4. Due Authorization. All corporate actions on the part of each Group Company and each Founder and, as applicable, their respective officers, directors and shareholders necessary for the

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authorization, execution and delivery of, and the performance of all obligations of such Group Company and such Founder under, this Agreement, the Shareholders Agreement and any other agreements to which it is a party and the execution of which is contemplated hereunder (the “Ancillary Agreements”), and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and the Conversion Shares issuable upon conversion of such Purchased Shares have been taken or will be taken prior to the Closing. Each of this Agreement, the Shareholders Agreement and any Ancillary Agreement, when executed and delivered, will constitute valid and binding obligations of each Group Company and each Founder, to the extent each is a party to such agreements, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders’ Agreement and the Indemnification Agreement may be limited by applicable securities laws..
     3.5. Valid Issuance of Purchased Shares.
          (a) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable.
          (b) All outstanding share capital of the Company has been duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Company have been issued in full compliance with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations.
     3.6. Liabilities. Except as disclosed in Section 3.6 of the Disclosure Schedule, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.
     3.7. Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets as reflected in its balance sheet subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, except as disclosed in Section 3.7 of the Disclosure Schedule, each Group Company is in compliance with such leases and, to the best of its and the Founders’ knowledge, such Group Company holds valid leasehold interests free of any liens, encumbrances, security interests or claims of any party other than the lessors in such property and assets, breach of which would be reasonably likely to have a Material Adverse Effect to the business of the Group Company
     3.8. Status of Proprietary Assets. For purpose of this Agreement, “Proprietary Assets” means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes owned by, licensed to or used by any Group Company. Each Group Company owns or has a valid right to use all the Proprietary Assets necessary for its business as now conducted and as proposed to be conducted and, to the best knowledge of each Group Company and each Founder, without any conflict with or infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets of each Group Company necessary for its business as now conducted and as proposed to be conducted. There are no outstanding options, licenses or agreements of any kind granted by any Group Company relating to any of its Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Assets of any other person or entity, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. To the best knowledge of each Group Company and each Founder, it has not violated or, by conducting its business as proposed,

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would not violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of such Group Company, is there any reasonable basis therefor. Each Group Company is not aware that any of its officers, employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement, the Shareholders Agreement and any Ancillary Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will, to the best knowledge of each Group Company and each Founder, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Each Group Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such Group Company.
     3.9. Material Contracts and Obligations. As of the date hereof, all contracts, agreements, leases, licenses, instruments, understandings, commitments (oral or written), indebtedness, liabilities, proposed transactions and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of its officers, consultants, directors, employees or shareholders, or (iii) obligate such Group Company to share, license or develop any product or technology (the “Material Contracts”) are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Investors and their counsel. For purposes of this Section 3.9, “material” shall mean (i) involving obligation, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$100,000 per annum or in excess of US$100,000 in the aggregate, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software) or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company, and to the best knowledge of each Group Company and the Founders, by all the other parties thereto. There are no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Contracts and no notice of termination or of intention to terminate has been received in respect of any Material Contracts.
     3.10. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of each Group Company and each Founder, currently threatened) against any of the Group Companies, Founder, any key employee of each Group Company, the name of which is listed on Exhibit H (the “Key Employee”) in connection with such Key Employee’s relationship with the Company. To the best knowledge of each Group Company and each Founder, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the best knowledge of each Group Company and each Founder, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.
     3.11. Compliance with Laws; Governmental Consents. None of the Group Companies is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign

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government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. Save as set out in Section 3.11 of the Disclosure Schedule, all consents, permits, licenses, approvals, registrations, qualifications, or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company and each Founder in connection with the conduct of the Principal Business or the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing. All applicable laws of the PRC with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of the Group Company, where applicable, have been and will continue to be fully complied with, and all requisite approvals including any from the PRC State Administration of Foreign Exchange (“SAFE”) or its local branches as the context may be, required under the SAFE Circular (as defined below) in relation thereto have been duly and lawfully obtained and are in full force and effect and there exist no grounds on which any such approval may be cancelled or revoked or each PRC Company or its legal representative may be subject to liability or penalties for material misrepresentation or failure to disclose material information to the issuing SAFE authority. Each Founder and each other shareholder of the Group Companies who is required to comply with the SAFE Circular has obtained registration with respect to their holding of equity interest in the Company with SAFE in accordance with the SAFE Circular and other applicable laws of the PRC. “SAFE Circular” shall mean the SAFE Circular on Issues Relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Round-Tripping Investment by PRC Resident () issued by SAFE with effect from 1 November 2005, SAFE Circular on Release of Operative Directives for Circular of the State Administration of Foreign Exchange on Relevant Issues Concerning Foreign Exchange Administration of Financing and Round-tripped Investment by Domestic Residents through Offshore Special Purpose Vehicles () issued by SAFE with effect from 29 May 2007 and any applicable laws of the PRC in force from time to time which operate to restate, amend or repeal the aforesaid SAFE Circular or any part thereof.
     3.12. Compliance with Other Instruments and Agreements. Each Group Company is not in, nor shall the conduct of its business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents of the respective Group Company which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts, feasibility studies for the Domestic Entities and the like (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or, to the best knowledge of each Group Company and each Founder, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.
     3.13. Disclosure. Each Group Company and each Founder has fully provided the Investors with all the information that the Investors have reasonably requested for deciding whether to purchase the Purchased Shares and all the information that the Company believes is reasonably necessary to enable the Investors to make such decision. No representation or warranty by any Group Company or any Founder in this Agreement and no information or materials provided by any Group Company or any Founder to the Investors in connection with their due diligence investigation of any Group Company or the negotiation and execution of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.
     3.14. Registration Rights. Except as provided in the Shareholders Agreement, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights), nor is the Company obliged to list any of its shares on any securities exchange. To the best knowledge of each Group Company and each Founder, except as contemplated in this Agreement, the

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Shareholders Agreement and the Restated Articles, no voting or similar agreements exist related to the Company’s securities which are presently outstanding or that may hereafter be issued.
     3.15. Financial Statements. The Company has delivered to the Investors unaudited and consolidated financial statement for the Group Companies for the respective periods from January 1, 2007 to August 31, 2008 (the foregoing management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and August 31, 2008, the “Balance Sheet Date”). Such Financial Statements (i) fairly present in all material respects the financial condition and operating results of the Domestic Companies as of the dates, and for the periods, indicated therein, and (ii) have been prepared in accordance with the US GAAP applied on a consistent basis. Except as set forth in the Financial Statements, the Domestic Companies has no material liabilities or obligations, contingent or otherwise, as of the statement date, other than (i) liabilities incurred in the ordinary course of business subsequent to the statement date, (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities and obligations of a type or nature not required under US GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Except as disclosed in the Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains a standard system of accounting established and administered in accordance with PRC GAAP.
     3.16. Activities Since Balance Sheet Date. Except as set forth in Section 3.16 of the Disclosure Schedule, since the Balance Sheet Date, with respect to any Group Company, there has not been:
          (a) any material change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that do not have, in the aggregate, Material Adverse Effects;
          (b) any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;
          (c) any damage, destruction or loss, whether or not covered by insurance, having Material Adverse Effects (as presently conducted and as presently proposed to be conducted);
          (d) any waiver by such Group Company of a valuable right or of a material debt;
          (e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;
          (f) any material change or amendment to a material contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;
          (g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;
          (h) any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of such Group Company;
          (i) any resignation or termination of any key officer or employee of such Group Company;
          (j) any mortgage, pledge, transfer of a security interest in, or lien created by such Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

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          (k) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$100,000 or in excess of US$100,000 in the aggregate;
          (l) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company other than the repurchase of share capital from employees, officers, directors or consultants pursuant to agreements approved by the Board of Directors of such Group Company under which such Group Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as termination of employment or consulting relationship;
          (m) any failure to conduct business in the ordinary course and consistent with such Group Company’s past practices;
          (n) any transactions with any Founder or any director, officer or employee of such Group Company, or any members of their immediate families, or any entity controlled by any of such individuals;
          (o) any other event or condition of any character which would have a Material Adverse Effect; or
          (p) any agreement or commitment by such Group Company to do any of the things described above.
     3.17. Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Except as set forth in Section 3.17 of the Disclosure Schedule, each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Balance Sheet Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.
     3.18. Interested Party Transactions. Except for transactions in the ordinary course of the business of a Group Company, no Founder or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such Founder has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Founder has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any such Founder may have record ownership interest in the Company or own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with a Group Company. No Affiliates or Associates of any Founder is directly or indirectly interested in any material contract with a Group Company. No Founder or any Affiliate or Associate of any such Founder has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.
     3.19. Exempt Offering. The offer and sale of the Purchased Shares pursuant to this Agreement are exempt from the registration requirements of the Act and from the registration or qualification requirements of any other applicable securities laws and regulations, and the issuance of the Conversion Shares in accordance with the Restated Articles will be exempt from such registration or

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qualification requirements.
     3.20. No Other Business. The Company was formed solely to acquire and hold an equity interest in its operating subsidiaries and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of its business of acquiring and holding its equity interest in its operating subsidiaries.
     3.21. Minute Books. The minute books of each Group Company made available to the Investors contain minutes of all meetings and substantially material actions taken by directors and shareholders or equity interest holders of such Group Company since its time of formation, and reflect all substantially material transactions referred to in such minutes accurately in all material respects.
     3.22 Employee Matters. Save as disclosed in Section 3.22 of the Disclosure Schedule, each Group Company has complied in all material aspects with all applicable employment and labor laws. The Company is not aware that any officer or key employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. The Company is not a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Subject to any applicable laws, all employees are employed by the Company on an at-will basis and the Company may terminate any employment agreement with any employee without cause at any time without incurring any penalty or obligation unless otherwise required by the applicable law.
     3.23. Other Representations and Warranties Relating to the Domestic Entities.
          (a) The Constitutional Documents and certificates and related contracts and agreements of each PRC Company are valid and have been duly approved or issued (as applicable) by competent PRC authorities.
          (b) The capital and organizational structure of each PRC Company upon the completion of the Restructuring and the conduct by each PRC Company of its applicable business set forth in the Recitals under such structure is valid and in full compliance with PRC laws.
          (c) None of the Domestic Entities is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such PRC Company.
          (d) The Domestic Entities have been conducting and will conduct their business activities within the permitted scope of business or are otherwise operating their business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.
          (e) In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Domestic Entities which are subject to periodic renewal, none of Group Company or Founder has any reason to believe that such requisite renewals will not be granted by the relevant PRC authorities.
4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     The Investors represent and warrant to the Company as follows:
     4.1. Accredited Investors. Each Investor is an “Accredited Investor” within the definition set forth in Rule 501(a) under Regulation D of the Act.
     4.2. Authorization. The Investors have all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this

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Agreement and the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by the Investors. This Agreement and the Shareholders Agreement, when executed and delivered by the Investors, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
     4.3. Purchase for Own Account. The Purchased Shares will be acquired for the Investors’ own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.
     4.4. Exempt from Registration; Restricted Securities. The Investors understand that the Purchased Shares and the Conversion Shares will not be registered under the Act, on the ground that the sale provided for in this Agreement is exempt from registration under the Act, and that the reliance of the Company on such exemption is predicated in part on the Investors’ representations set forth in this Agreement. The Investors understand that the Purchased Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Act and that the Purchased Shares and the Conversion Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available. The Investors acknowledge that if an exemption from registration or qualification is available, they may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy. The Investors understand that this offering is not intended to be part of the public offering, and that Purchaser will not be able to rely on the protection of Section 11 of the Act.
     4.5 No Public Market. The Investor understands that no public market now exists for the Purchased Shares, and that the Company has made no assurances that a public market will ever exist for the Purchased Shares.
5. COVENANTS OF THE GROUP COMPANIES, THE FOUNDERS AND THE INVESTORS
     5.1. Covenants of the Group Companies and the Founders. The Group Companies and the Founders jointly covenant to the Investors as follows:
          5.1.1. Use of Proceeds from the Sale of Purchased Shares. The proceeds from the sale of the Purchased Shares hereunder shall be used for business expansion, capital expenditures and general working capital of the Group Companies.
          5.1.2. Ordinary Course of Business. From the date hereof until the Closing, the Founders shall cause each of the Group Companies to be conducted in the ordinary course of business and shall use its commercially reasonable efforts to maintain the present character and quality of the business, including without limitation, its present operations, physical facilities, working conditions, goodwill and relationships with lessors, licensors, suppliers, customers, employees and independent contractors. Notwithstanding any other provisions in this Agreement, with respect to any Group Company, unless otherwise has been disclosed to the Investor, there has not been any activity as set forth in Article 3.16 of this Agreement from the date hereof until the Closing.
          5.1.3. Directors of the Subsidiaries. Each of the Subsidiaries shall have the same number of directors as, and the Investors and the holders of outstanding Common Shares shall be entitled to appoint the same number of directors to the Subsidiaries as they are entitled to appoint to the Company.
          5.1.4. Confidentiality Agreement; Employment Agreement. Each Founder shall have entered into a Confidentiality and Non-Competition Agreement with the Company in the form and substance attached hereto as Exhibit G-1. Each Key Employee, the name of which is listed on Exhibit H,

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shall have entered into an employment agreement (the “Employment Agreement”) with the WFOE or any other Group Company, as the case may be, in form and substance in the form and substance attached hereto as Exhibit G-2. Each employee, other than the Key Employee, shall have entered into an employment agreement with the WFOE or any other Group Company, as the case may be, in form and substance satisfactory and acceptable to the Investors.
          5.1.5. Indemnification. Subject to the Section 8.2 herein, each of the Group Companies and the Founders hereby, jointly and severally, indemnifies and holds harmless the Investors and their affiliates, partners, officers and directors (the “Indemnified Persons” and each, an “Indemnified Person”) against any and all losses, liabilities, costs, claims, actions, expenses or demands arising out of, or resulting from any breach of the representations, warranties and covenants of the Group Companies and the Founders contained herein (the “Indemnifiable Damages”).
          5.1.6. Equity Compensation; Establishment of ESOP. As soon as practicable after the Closing, the Company agrees to take whatever actions are necessary to establish an employee stock option plan (the “ESOP”), at the election of the Board of Directors of the Company, for the issuances of shares to selected members of the Company’s management team, provided, however, that the terms of the ESOP shall be consistent with the terms of the Restated Articles and the Shareholders’ Agreement, shall be approved by the Board of Directors of the Company, including the approval of the director appointed by the Investors.
          5.1.7. Shareholders Agreement. Each Group Company and the Founders shall cause a person, to whom the Company will issue any securities, or any options, warrants or other rights exercisable or convertible into any securities issuable by the Company after the date of this Agreement, to execute and deliver the Shareholders Agreement and to agree to be bound by the terms and conditions thereof by executing an additional counterpart signature page to the Shareholders Agreement, or such other document evidencing such person’s agreement to be bound thereby; provided that the obligations of the Group Companies and the Founders under this Section 5.1.7 shall terminate immediately upon the termination of the Shareholders Agreement.
          5.1.8. Restructuring. Each of the Group Companies and the Founders shall cause all agreements or documents set forth in Exhibit I (the “Restructuring”) attached hereto (the “Restructuring Documents”) to which any of the Group Companies, the Founders and/or any other shareholders of the Domestic Entities is a party to be executed and delivered by any of the Group Companies, the Founders and/or any other shareholders of the Domestic Entities, which agreements or documents shall be in the form and substance satisfactory to the Investors .
          5.1.9. Filing of Articles. Immediately following the Closing, the Restated Articles, together with the special resolution of the Company on approving its adoption, shall have been duly filed with the Registrar of Companies in the Cayman Islands.
          5.1.10 Assignment of the Application of the Trademark Registration. As soon as practicable but no later than three (3) months after the Closing, the assignment agreements related to the assignment of application of the trademark registration applied by Zhang Bangxin (), XueErSi Education and XueErSi Network to the WFOE or HK Holdco, respectively, based on the proposals of the tax planning counsel of the Company shall be executed and delivered by the relevant parties, to the satisfaction of the Investors, and filed with the Trademark Office of State Administration of Industry and Commerce.
          5.1.11 Amendment to Purchase Agreement regarding Wuhan Qianjiang School and Jianli School. The Founder shall cause the execution of a supplemental agreement to the purchase agreement in respect of XueErSi Network’s acquisition of Wuhan Qianjiang School and Jianli School, respectively, to procure an amendment to the payment of purchase from the original share swap to a cash consideration.
          5.1.12 Registration of Each and All Teaching Centers of the Domestic Entities. As soon as practical but no later than twelve (12) months after the Closing, 50% of the teaching centers set up by the Domestic Entities listed on Exhibit P attached hereto shall be duly registered with the

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local government authorities in charge of education in the respective locations pursuant to the laws of the PRC, and the remaining teaching centers shall be duly registered with the local government authorities in charge of education in the respective locations pursuant to the laws of the PRC no later than first confidential filing for IPO of the Company.
          5.1.13. Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of either the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investor, except that the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.
          If at any time before the Closing, the Founders and Group Companies come to know of any fact or event which:
               (a) is in any way inconsistent with any of the representations and warranties given by the Founders and Group Companies, and/or
               (b) suggests that any fact warranted may not be as warranted or may be misleading, the Founders and Group Companies shall give immediate written notice thereof to the Investor in which event the Investor may within five (5) days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investor may have under this Agreement or applicable law.
     5.2. Covenants of the Investors. The Investors hereby jointly and severally covenant to the Group Companies and the Founders that, within seven (7) Business Days of the date hereof the Investors shall expressly notify to the Founders as to whether the Investors have been satisfied with the fulfillment of the conditions to Investors’ obligations to purchase the Purchased Shares provided under Section 6 below.
6. CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING
     The obligation of the Investors to purchase the Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of the Investors on or prior to the Closing, of the following conditions:
     6.1. Representations and Warranties Are True and Correct. The representations and warranties made by the Group Companies and the Founders in Section 3 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date.
     6.2. Performance of Obligations. Each of the Group Companies and the Founders shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the transactions contemplated hereby.
     6.3. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
     6.4. Consents and Waivers. Each of the Group Companies and the Founders shall have obtained any and all consents and/or waivers necessary for the conduct of the Principal Business and the consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party in connection with the conduct of the Principal Business; (ii) all filing, registration and reporting requirements of SAFE in connection with the respective shareholding in any Group Company of the Founders and other shareholders of the Domestic Entities, if it so required by the applicable laws, (iii) all other permits, authorizations,

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approvals, consents or permits of any governmental authority or regulatory body, and (iv) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.
     6.5. Compliance Certificate. At the Closing, each of the Founders shall deliver to the Investors certificates, dated the date of the Closing, certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled and stating, where applicable, that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Group Companies since the Balance Sheet Date, in the form and substance attached hereto as Exhibit M.
     6.6. Restructuring. The Restructuring Documents shall have been executed and delivered by the relevant parties, to the satisfaction of the Investors.
     6.7. Board of Directors. At the Closing, the Board of Directors of the Company, HK Holdco, WFOE, Domestic Holdco and XueErSi Network shall consist of persons elected or appointed in accordance with the Restated Articles. The Investors shall have received a copy of the Company’s register of directors, certified by a director of the Company as true and complete as of the date of the Closing, updated to show such reconstitution of the Board of the Company in accordance with the Restated Articles. The Investor shall have received the relevant resolutions of each of other Group Companies where the Investor has the right to nominate director in the board in accordance with the Restated Articles on the appointment of at least one (1) director nominated by the Investor to the Board of such company .
     6.8. Register of Members. The Investors shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the date of the Closing, updated to show the Investors as the holders of their respective number of Purchased Shares.
     6.9. No Material Adverse Change. There shall have not been any Material Adverse Effect on any Group Company since the Balance Sheet Date.
     6.10. Opinion of Company’s PRC Counsel. The Purchasers shall have received from PRC legal counsel of the Company a legal opinion, dated as of the Closing, in a form and substance substantially in the form attached as Exhibit K to this Agreement
     6.11. Opinion of Offshore Counsel. The Purchasers shall have received an opinion from Conyers Dill & Pearman, special counsel to the Company, dated as of the Closing, in a form and substance substantially in the form attached as Exhibit J to this Agreement.
     6.12. Key Employee Employment Agreement. Each Key Employee shall have entered into an Employment Agreement with the WFOE, which should include standard confidentiality and non-competition provisions in the form and substance attached hereto as Exhibit G-2.
     6.13. Indemnification Agreement. The Company shall have duly executed and delivered an indemnification agreement with the director appointed by the Investors substantially in the form set forth in Exhibit L hereto.
     6.14. Management Rights Letter. The Company shall have executed and delivered to the Investor the Management Rights Letter in the form attached hereto as Exhibit N.
     6.15. Due Diligence. The Investors shall have completed their legal, financial, and business due diligence investigation of the Group Companies to its satisfaction.
     6.16 Investment Committee Approval. Investors’ investment committee shall have approved the execution of this Agreement, Shareholders’ Agreement and the other documents and the transactions contemplated hereby and thereby.
     6.17 Execution of this Agreement and Shareholders Agreement. The Company shall have delivered to the Investor this Agreement and the Shareholders Agreement, duly executed by the

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Company and all other parties thereto (except for the Investor).
     6.18 Amendment to Constitutional Documents. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders and duly filed with the Registrar of Companies in Cayman Islands.
     6.19 Equity Transfer. The equity transfer documents relating to the equity interest of Liu Yachao () in Haidian School to the XueErSi Network shall have been executed and delivered by the relevant parties, to the satisfaction of the Investors;
     6.20 Beijing AIC Letter. The Founders shall cause the WFOE to obtain a written document issued by Beijing Administration for Industry and Commerce () or its authorized branch which indicates the approved deadline for HK Holdco to make capital contribution to WFOE.
     6.21 Amendment to Purchase Agreement of Wuhan Jianghan School. The Founder shall cause the execution of a supplemental agreement to the purchase agreement in respect of XueErSi Network’s acquisition of Wuhan Jianghan School from YANG Jian and ZENG Jiannan to procure an amendment to the payment of purchase from the original share swap to a cash consideration.
7. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING
     The obligations of the Company under this Agreement are subject to the fulfillment at or before the Closing of the following conditions:
     7.1. Representations and Warranties. The representations and warranties of the Investors contained in Section 4 hereof shall be true and correct as of the date of the Closing.
     7.2. Payment of the Purchase Price. The Investors shall have delivered to the Company the Purchase Price in accordance with the provisions of Section 1.2.
     7.3. Restated Articles Effective. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and shareholders.
     7.4. Execution of Shareholders Agreement. The Investors shall have executed and delivered to the Company the Shareholders Agreement.
8. MISCELLANEOUS
     8.1. Governing Law. This Agreement shall be governed by and construed in accordance the laws of Hong Kong Special Administrative Region of PRC as to matters within the scope thereof, without regard to its principles of conflicts of laws.
     8.2. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby.
     8.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may be assigned by the Investors without the written consent of the Company except to a transferee or assignee who is a direct or indirect competitor of the Group Company and except that any such transfer will have material adverse impact on the business of Group Company and except that any such transfer will at the reasonable discretion of the Company have material adverse impact on the business of Group Company, and it is further agreed that any such transfer conducted by the Investors causing adverse material impact on the business of Group Company should be null and voidon and after the date when such transfer is executed. Any transfer in violation of this Section 8.3 shall constitute breach of this Agreement. This Agreement and the rights and obligations therein

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may not be assigned by any Group Company or any Founder without the written consent of the Investors.
     8.4. Entire Agreement. This Agreement, the Restated Articles, the Shareholders Agreement and any Ancillary Agreements and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.
     8.5. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth in Exhibit O hereto; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit O; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit O with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.
     Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.5 by giving, the other party written notice of the new address in the manner set forth above.
     8.6. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all the parties hereto.
     8.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Group Company, Founder or the Investors, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Group Company, Founder, or Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Group Company, Founder, or the Investors of any breach of default under this Agreement or any waiver on the part of any Group Company, Founder or the Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Group Companies, the Founders, or the Investors shall be cumulative and not alternative.
     8.8. Finder’s Fees. Each party hereto (a) represents and warrants to each other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless such other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.
     8.9. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     8.11. Severability. The invalidity or unenforceability of any provision hereof shall in no

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way affect the validity or enforceability of any other provision.
     8.12. Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 7 of the Shareholders Agreement.
     8.13. Dispute Resolution
          (a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days after the commencement of the negotiation, subsection (b) shall apply.
          (b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.
     8.14 Expenses.
          (a) The Company and the Investors shall each bear its own costs and expenses in connection with the transaction contemplated hereby, except that the Company will reimburse the Investor for the Investor’s financial and legal due diligence expenses as well as the legal agreement and other documentation fees, should the transaction contemplated hereunder consummates. Such fee shall be paid by the Company based on the record of actual expenses made by the Investor concurrently with the Closing and will be capped at USD100,000. The Investors may effect such reimbursement at the Closing by withholding from the payment of the Purchase Price the amount to which the Investors are entitled to reimbursement pursuant to the preceding sentence.
          (b) For the avoidance of doubt, in the event that the investment transaction does not proceed if (i) the Investors completes its due diligence and decides to invest while the Company for any reason does not want to proceed with the Investor for the transaction, or (ii) any written presentation or representation made by the Company to the Investor is untrue, the Company shall bear all legal costs and expenses incurred by or on behalf of the Investors for its due diligence work and in the preparation of this Agreement and all other documents for consummating the transaction contemplated hereunder. Such fee shall be capped at USD 100,000 as stated above.
          (c) Additionally, in the event that the Investor does not identify any untrue written presentation or representation made by the Company during its due diligence but decides to re-negotiate the valuation of the investment, the Investors shall bear all actual expenses made by the Company for its due diligence work and in the preparation of this Agreement and all other documents for consummating the transaction contemplated hereunder. Such fee shall be capped at USD 100,000.
     8.15. Termination. This Agreement may be terminated at the election of the Investors on or after March 31, 2009, if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Company and the Investors, provided that: (i) the Investors are not in material default of any of their obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 8.15 shall not be available to the Investors if their breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by March 31, 2009. Such termination under this Section 8.15 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.
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EXECUTION
     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:

TAL GROUP

By:	/s/ Bangxin Zhang

Name: ZHANG Bangxin
Title: Director

HK SUBSIDIARY:

TAL GROUP LIMITED

By:	/s/ Bangxin Zhang

Name: ZHANG Bangxin
Title: Director

WFOE:

TAL EDUCATION TECHNOLOGY (BEIJING) CO., LTD. ()

By:	/s/ Bangxin Zhang

Name: ZHANG Bangxin
Title: Legal Representative

EXECUTION
     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

BEIJING XUEERSI EDUCATION TECHNOLOGY CO., LTD. ()

By:	/s/ Yachao Liu

Name: LIU Yachao
Title: Legal Representative

Beijing Xueersi Network Technology Co., Ltd. ()

By:	/s/ Yachao Liu

Name: LIU Yachao
Title: Legal Representative

EXECUTION
     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

/s/ Bangxin Zhang

ZHANG BANGXIN ()

/s/ Yundong Cao

CAO YUNDONG ()

/s/ Yachao Liu

LIU YACHAO ()

/s/ Yunfeng Bai

BAI YUNFENG ()

EXECUTION
     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Investors:	KTB/UCI China Ventures II Limited

By:	/s/ Authorized Signatory
Name:
Title:	Legal Representative